UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2019

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	82-5134717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3280 Peachtree Road, NW, Suite 2200, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0000001 per share	CMLS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

Indenture for 6.750% Senior Secured First-Lien Notes due 2026

On June 26, 2019, Cumulus Media New Holdings Inc. (the “Issuer”), a wholly owned subsidiary of Cumulus Media Inc. (the “Company”), entered into an indenture, dated as of June 26, 2019 (the “Indenture”), among the Issuer, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee, governing the terms of the Issuer’s $500,000,000 aggregate principal amount of 6.750% Senior Secured First-Lien Notes due 2026 (the “Notes”). The Notes were issued on June 26, 2019.

The Notes were issued in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes are fully and unconditionally guaranteed by each of the Guarantors, subject to the terms of the Indenture. Other than certain assets secured on a first priority basis under the Issuer’s asset-based revolving credit facility (as to which the Notes are secured on a second-priority basis), the Notes and related guarantees are secured on a first-priority basis (subject to certain exceptions) by liens on substantially all of the assets of the Issuer and the Guarantors. The Guarantors consist of Cumulus Media Intermediate Inc., which is the Issuer’s direct parent, and each of the Issuer’s direct and indirect wholly-owned subsidiaries that guarantees the Issuer’s Credit Agreement, dated as of June 4, 2018, among the Issuer, certain of the Issuer’s other subsidiaries, the lenders named therein and Wilmington Trust, National Association, as administrative agent, which governs the Issuer’s senior secured term loan facility (the “Term Loan”).

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Notes bear interest at a rate of 6.750% per year and will mature on July 1, 2026, subject to earlier repurchase or redemption in accordance with the terms of the Indenture.

The Issuer may redeem some or all of the Notes at any time, or from time to time, on or after July 1, 2022, at the following prices:

Year	Price
2022	103.37500%
2023	101.68750%
2024 and thereafter	100.00000%

together with accrued and unpaid interest, if any, to, but excluding, the date of redemption. Prior to July 1, 2022, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes from the proceeds of certain equity offerings at a redemption price of 106.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, the Issuer may redeem some or all of the Notes at any time, or from time to time, prior to July 1, 2022, at a price equal to 100.000% of the principal amount of the Notes to be redeemed plus the applicable “make-whole” premium plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. If the Issuer or its subsidiaries experience certain kinds of changes of control, the Issuer may be required to make an offer to repurchase the Notes at a price equal to 101.000% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

The Indenture contains covenants that, among other things, restrict the Issuer’s ability and the ability of its restricted subsidiaries to incur certain additional indebtedness and issue preferred stock, make certain dividends, distributions, investments and other restricted payments, sell certain assets, agree to certain restrictions on the ability of restricted subsidiaries to make certain payments to the Issuer or any of its restricted subsidiaries, create certain liens, merge, consolidate or sell all or substantially all of the Issuer’s assets, enter into certain transactions with affiliates or designate subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications, including the suspension of certain of these covenants upon the Notes receiving investment grade credit ratings.

The net proceeds of the offering have been applied to partially repay existing indebtedness under the Term Loan.

The foregoing summary of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Indenture and the Notes, copies of which are filed with this Current Report on Form 8-K as Exhibits 4.1 and 4.2 and are incorporated herein by reference.

Certain of the initial purchasers and/or their affiliates are lenders and/or agents under the Term Loan. Upon any application of the net proceeds from this offering to partially repay the Term Loan, each lender will receive its proportionate share of the amount being repaid. As a result, certain of the initial purchasers and/or their affiliates will receive a portion of the net proceeds of this offering.

Item 2.03. Creation of a Direct Financial Obligation

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of June 26, 2019, by and among Cumulus Media New Holdings Inc., the guarantors party thereto, and U.S. Bank National Association

4.2	Form of 6.750% Senior Secured First-Lien Note due 2026 (included in Exhibit 4.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cumulus Media Inc.

Date: June 26, 2019	By:	/s/ John Abbot
Name: John Abbot
Title: Executive Vice President, Treasurer and Chief Financial Officer